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   [Form of Opinion of the Senior Legal Counsel of BP Canada Energy Company]


                                                                     Exhibit 8.3

                    [LETTERHEAD OF BP CANADA ENERGY COMPANY]


BP Canada Finance Company
240 - 4th Avenue, S.W.
Calgary, Alberta
T2P 4H4

Ladies and Gentlemen:


In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a shelf registration statement on Form F-3 (File No. 333-110203) (the "Registration Statement") of US$9,147,000,000 guaranteed debt securities (the "Securities") of BP Canada Finance Company, a Nova Scotia company (the "Company"), I have, as counsel to the Company, examined such corporate records, certificates and other documents and considered such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In particular, I have relied on the advice of BP Canada Energy Company's tax department.


I have reviewed the subsection in the Registration Statement under the caption "Tax Considerations - Canadian Taxation" and hereby confirm that it is my opinion that the disclosure under such subsection is accurate as to matters of Canadian income tax law.

This opinion is limited to the laws of the Province of Alberta and the laws of Canada applicable therein and I do not express any opinion herein concerning the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of person whose consent is required under Section 7 of the Act.

Yours truly,

BP CANADA ENERGY COMPANY


------------------------
Francine Swanson, Q.C.
Senior Legal Counsel
BP Canada Energy Company